EXHIBIT 99.1

        Central Jersey Bancorp Announces Common Stock Repurchase Program

LONG BRANCH, NEW JERSEY, January 15, 2008: Central Jersey Bancorp (NASDAQ Global
Market: CJBK), the parent company of Central Jersey Bank, N.A., announced that its Board of Directors has authorized a common stock repurchase program. Under the program, Central Jersey Bancorp may repurchase up to 500,000 shares, or 5.7%, of the 8,745,990 shares of its common stock currently outstanding. Repurchases may be made from time to time in the open market, in privately negotiated transactions or in such other manner deemed appropriate by management. The program is expected to continue over the next twenty four months or for such shorter or longer period of time as Central Jersey Bancorp may determine. The repurchased shares are to be held in treasury by Central Jersey Bancorp and used for general corporate purposes. Central Jersey Bancorp's repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases.

James S. Vaccaro, Chairman, President and CEO of Central Jersey Bancorp, commented, "The common stock repurchase program demonstrates the Board of Directors' continued commitment to a prudent capital management program." He added, "Consistent with any capital initiative, this common stock repurchase program is being implemented with the sole objective of enhancing shareholder value."

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through twelve branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at CJBNA.com.

Forward-Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.

Contacts

James S. Vaccaro, Chairman, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115